Exhibit 99.1

Allegheny Technologies Incorporated	Contact:
Corporate Headquarters	Dan L. Greenfield
1000 Six PPG Place	412-394-3004
Pittsburgh, PA 15222-5479
U.S.A
www.alleghenytechnologies.com
Allegheny Technologies Completes Acquisition of Crucible Powder Metals
Pittsburgh, PA — October 26, 2009 — Allegheny Technologies Incorporated (NYSE: ATI) announced that it has completed the purchase of the assets of Crucible Compaction Metals and Crucible Research for $40.95 million. The combined resources of Crucible Compaction Metals and Crucible Research constitute one of the world’s most technically advanced producers of nickel-based superalloy powder metals used in the aerospace and defense, oil and gas, electrical energy, and medical markets. ATI also announced that the business has been named ATI Powder Metals.
“Expanding our product breadth into technically advanced powder metals has been an ATI strategy for some time. This important acquisition is an excellent entry point.” said L. Patrick Hassey, Chairman, President and Chief Executive Officer of Allegheny Technologies. “ATI Powder Metals is a supplier of nickel-based superalloy powder products for use in jet engines and other critical applications. Advanced powder metal engineered products are preferred for certain near-net shape parts that require complex alloy chemistries.
“Advanced powder metals provide a new growth opportunity for ATI. Improved fuel efficiency standards and green initiatives are driving jet engine operating temperatures to higher levels, which increases the need for powder metal products. In addition to aerospace and defense, we see growth opportunities for powder metals in the oil and gas, electrical energy, and medical markets.
“The economics of the transaction are attractive. We expect the acquisition to be accretive to earnings beginning in 2010. In addition, we see opportunities for significant growth and synergies.
“ATI Powder Metals combined with ATI’s unsurpassed specialty metals technology and manufacturing capabilities provides a platform to develop new nickel-based superalloy and titanium alloy products and expand the application of these technically advanced specialty metal powders.”
ATI Powder Metals is located in the western suburbs of Pittsburgh.
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control, that may cause our actual results, performance or achievements to materially differ from those expressed or implied in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in Allegheny Technologies’ filings with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

Building the World’s Best Specialty Metals Company™
Allegheny Technologies Incorporated is one of the largest and most diversified specialty metals producers in the world with revenues of $5.3 billion during 2008. ATI has approximately 8,500 full-time employees world-wide who use innovative technologies to offer global markets a wide range of specialty metals solutions. Our major markets are aerospace and defense, chemical process industry/oil and gas, electrical energy, medical, automotive, food equipment and appliance, machine and cutting tools, and construction and mining. Our products include titanium and titanium alloys, nickel-based alloys and superalloys, grain-oriented electrical steel, stainless and specialty steels, zirconium, hafnium, and niobium, tungsten materials, and forgings and castings. The Allegheny Technologies website is www.alleghenytechnologies.com.
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